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Exhibit 99.1

Contact:	Kenneth R. Meyers, Executive Vice President-Finance and Chief Financial Officer—U.S. Cellular (773) 399-8900 kmeyers@uscellular.com
Mark A. Steinkrauss, Vice President-Corporate Relations—Telephone and Data Systems, Inc. (312) 592-5384 mark.steinkrauss@teldta.com

FOR RELEASE: IMMEDIATE

U.S. CELLULAR ANNOUNCES THE SALE OF $444 MILLION NOTES

Dec. 3, 2003—Chicago, Illinois—United States Cellular Corporation [AMEX:USM] announced that it has sold $444 million of 6.7% Senior Notes due 2033, priced at a discount to yield approximately 6.83%. Closing is expected to occur on Dec. 8, 2003.

U.S. Cellular expects to use the net proceeds of the offering to repay a portion of short-term debt and for other corporate purposes.

Citigroup, Credit Suisse First Boston and JPMorgan were lead book-running managers.

Copies of the prospectus supplement and the prospectus may be obtained from the book-running managers.

U.S. Cellular intends to file a prospectus supplement with the Securities and Exchange Commission in connection with the offering. The prospectus supplement relates to the shelf registration statement filed by U.S. Cellular on May 15, 2002, which registered up to $500 million in debt securities for offer and sale by U.S. Cellular from time to time, of which $370 million remained available for issuance. As permitted by Securities and Exchange Commission rules, U.S. Cellular filed on Dec. 3, 2003 a registration statement that increased the amount available by $74 million to $444 million. This registration statement was immediately effective on Dec. 3, 2003.

The offering is being made only by means of the prospectus. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

As of Sept. 30, 2003, U.S. Cellular Corporation, the nation's eighth largest wireless service carrier, provided wireless service to more than 4.2 million customers in 141 markets throughout 25 states. The Chicago-based company operates on a customer satisfaction strategy, meeting customer needs by providing a comprehensive range of wireless products and services, superior customer support and a high-quality network.

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  Exhibit 99.1